[EXHIBIT 10.10]

                   STRATEGIC ADVISOR AGREEMENT
                   ---------------------------

     This Strategic Advisor Agreement will confirm the arrangements, terms, and conditions whereby General Alexander M. Haig, Jr., whose address is 885 Island Drive, Palm Beach, FL 33480 (hereinafter referred to as "Advisor") has been retained by SCD International, Inc., whose address is 1530 N.. Lake Way, Palm Beach, FL 33480 (hereinafter referred to as "Company") to serve as a strategic advisor to the Company for a two year period beginning May 17, 1999.

     The Advisor and the Company hereby agree to the following terms and conditions:

     1. Advisor Duties. On schedules mutually agreed to by Advisor and Company, Advisor shall advise company Directors and management on any and all strategic matters related to Company and its operations, including Tatra, a.s. operations in the Czech Republic, in the areas in which Advisor has knowledge and experience.

     2. Compensation. Compensation shall be paid to Advisor by the Company by the following method:

         a. Upon the signing of this Agreement, Company shall issue to Advisor or Advisor's nominee 100,000 shares of its common stock, subject to Rule 144 restriction until registered.

         b. Company shall pay to Advisor the amount of $10,000 per day for any days in which Advisor performs Advisor duties as defined herein and as requested by Company, but not less than ten days per annum nor more than unlimited days per annum.

         c. Company shall reimburse Advisor for any travel-related and out-of-pocket expenses incurred on behalf of Company, subject to Company's prior approval of any such expenses. All airline travel shall be by first class ticket.

         d. Company and Advisor agree to additional compensation of 1/2% for Advisor, on a case by case basis, if Advisor assists in obtaining meetings with potential customers of the Company or Tatra.

     3. Relationship. Advisor is acting on behalf of the Company as an independent contractor. Nothing herein shall constitute the Advisor as employee or agent of the Company except to such extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, the Advisor shall not have authority to obligate or commit the Company in any manner whatsoever.

     4. Public Information. Company and Advisor may make public the fact that Advisor is a Strategic Advisor to and shareholder in the Company. However, neither Advisor nor Company shall make public the terms and conditions contained herein, except as may be required by law or securities regulations.

     5. Indemnity. The parties hereto agree to indemnify and hold each other harmless from any and all claims, liabilities, and expenses incurred by or threatened against the indemnified party arising from this Agreement and its performance due to the indemnifying party's intentional misconduct or gross negligence, as determined by a court of proper jurisdiction.

     6. Assignment. The Agreement shall not be assignable by either party.

     7. Governing Law. This Agreement shall be governed by and construed in acordance with the laws of the State of Florida, without giving effect to any principles of conflicts of law.

AGREED TO THIS 14th DAY OF MAY, 1999.

ADVISOR: General Alexander M. Haig, Jr.    COMPANY: SDC International, Inc.


/s/General Alexander M. Haig, Jr.          By:/s/Ronald A. Adams
---------------------------------             -----------------------------
General Alexander M. Haig, Jr.                Ronald A. Adams, Chairman